Exhibit 99.1
News Release
Louise M. Parent Joins FIS Board of Directors

Key Facts	•	Louise M. Parent, former executive vice president and general counsel of American Express Company, has joined FIS’ Board of Directors.

	•	Parent currently serves on the Supervisory Board and Risk and Integrity Committees of Deutsche Bank AG and the Board, Audit and Compensation Committees of Zoetis, Inc.

JACKSONVILLE Fla., Nov. 1, 2017 - FIS™ (NYSE:FIS), a global leader in financial services technology, today announced that Louise M. Parent has joined the company’s Board of Directors. A former executive vice president and general counsel of American Express Company, Parent has more than 35 years of experience in the financial industry. Parent retired from American Express in 2013.

During her 20+ year career at American Express, Parent helped sharpen the company’s focus on consumer and corporate payments, as well as travel services by leading the transactions that spun off Lehman Brothers and Ameriprise Financial Inc., and the sale of American Express Bank. She helped lead the company’s acquisition of the Revolution Money platform for consumer online financial transactions and played a critical role in several of American Express’ digital initiatives. Parent also played a leading role in the company’s regulatory relations, both in the U.S. and internationally.

“Throughout her exemplary career, Louise has developed vast and deep expertise of the global financial services industry,” said Frank Martire, chairman of the FIS Board of Directors. “FIS is extremely fortunate to have a leader of Louise’s calibre joining our Board. We look forward to working with her and benefitting from her guidance and keen insights as we continue to empower the financial world.”

In addition to her role with FIS, Parent currently serves on the Supervisory Board and Risk and Integrity Committees of Deutsche Bank AG and the Board, Audit and Compensation Committees of Zoetis, Inc. She is also Of Counsel to the international law firm of Cleary Gottlieb Steen & Hamilton LLP.

About FIS
FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, and outsourcing solutions. Through the depth and breadth of our solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 53,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index. For more information about FIS, visit www.fisglobal.com.

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For More Information

Ellyn Raftery, 904.438.6083	Peter Gunnlaugsson, 904.438.6603
Chief Marketing Officer	Senior Vice President
FIS Global Marketing and Corporate Communications	FIS Investor Relations
ellyn.raftery@fisglobal.com	pete.gunnlaugsson@fisglobal.com